Exhibit 99.1

Bazaarvoice Strengthens Leadership Team to Support Global Growth

Expanded leadership team strengthens Bazaarvoice’s ability to reach a greater number of clients, partners and consumers in current and new geographic markets

AUSTIN, Texas, May 2, 2013 — Bazaarvoice, Inc. (Nasdaq: BV), one of the world’s largest shopper networks connecting consumers, brands, products and retailers, today announced the addition of two executives to the Company’s executive leadership team. Gene Austin has been appointed as president, and Marc Cannon has been appointed as executive vice president of client services. The new appointments substantially advance Bazaarvoice’s management capabilities to drive growth in key product areas, deliver exceptional client service and develop new business and partnership opportunities.

“This is an extraordinarily exciting time for Bazaarvoice. We are creating innovative technology that addresses challenges on a magnitude typical of the world’s largest search engines and social networks. Our clients see great value in our SaaS and shopper media solutions because we not only facilitate the acquisition of authentic word of mouth content and data at scale but also help them leverage the highly valuable earned media assets acquired through our network that represents an audience of hundreds of millions of shoppers,” said Stephen Collins, chief executive officer of Bazaarvoice. “Great leadership and great people are essential to success in any business, and the addition of Gene and Marc will significantly enhance the outstanding team of people that serve our clients. We will continue to build our team globally to realize our tremendous global growth opportunities, and today, we have taken a big step forward in strengthening our leadership team.”

Driving Global Growth for the Company’s SaaS Solutions

Gene Austin joins Bazaarvoice’s executive leadership team and will be responsible for providing leadership and strategic direction for the Company’s SaaS operations, including worldwide sales, services, partnerships and business development activities. In addition, Austin will provide strategic leadership, counsel and support to the CEO and the rest of the executive leadership team for the Company’s entire global operations. Austin brings more than 30 years of experience and most recently served as president and chief executive officer of Convio, Inc., where he was the driving force behind the company’s success that led to an IPO and eventual sale to Blackbaud, Inc. in May 2012.

“I have always sought opportunities to be a part of organizations that demonstrate a commitment to innovation and market transformation,” commented Austin. “Bazaarvoice not only has an extraordinary vision to reshape commerce but has built the technology, services, team and best practices to give businesses and consumers a strong voice in the connected economy. I’m excited about the Company’s future and look forward to working with Stephen and the entire team to ensure Bazaarvoice’s continued growth, effectiveness and excellence.”

Leading Bazaarvoice’s worldwide services and support business, Marc Cannon will be responsible for ensuring clients receive the highest level of service and value. His direct responsibilities will include applications implementation and moderation, technical support, customer service, field service and technical training. With more than 20 years of global consulting experience, Cannon most recently served as vice president of services at Blackbaud, where he led an organization of more than 400 consultants providing CRM strategy and implementation services for thousands of clients in the non-profit sector.

Building the Company’s Media and Global Leadership Capabilities

In addition to the new appointments to the executive leadership team, Bazaarvoice is investing in initiatives to continue to expand its product offerings and geographic reach. To capitalize on the momentum behind Bazaarvoice’s Media solutions business, which reaches an estimated 100 million active consumers through its publisher partners, the Company is expanding its sales leadership to reach a broader ecosystem of shopping-oriented online and mobile publishing partners, brand advertisers and others that can help support and improve the Bazaarvoice Media platform. Bazaarvoice also is scaling global sales and business development capabilities across Europe and Asia, as well as pursuing growth and expansion opportunities in Latin America.

“We are assembling a world-class leadership team to match our incredible global growth opportunities and to meet the significant competitive challenges inherent in such opportunities,” said Collins. “The team is committed to delivering exceptional results for our clients and shareholders by helping to create a more engaging and beneficial shopping experience for retailers, brands and consumers, which promises to transform the future of commerce. These new senior leaders bring management expertise, operational proficiency and industry experience that will be instrumental to the growth of Bazaarvoice. I know each of these outstanding professionals will bring energy and dedication to their roles, along with a deep commitment to build on the wonderful company culture that is so important for our continued to success.”

About Bazaarvoice

Bazaarvoice is one of the world’s largest shopper networks connecting people, products, brands and retailers at each stage of the buying journey. For more than 2,000 clients globally, Bazaarvoice helps channel authentic, consumer-generated branded content into all the places that influence purchase decisions, giving our clients business insights so they can offer consumers more of what they want. Many of the world’s largest retailers rely upon Bazaarvoice to drive more traffic to and conversion on their ecommerce sites, and the Bazaarvoice network helps brands participate directly in the retail channel to influence consumers at the point of purchase. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York, Paris, San Francisco, Stockholm and Sydney. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Bazaarvoice Investor Relations Contact:	Media Contact:

Seth Potter ICR, Inc. on behalf of Bazaarvoice, Inc. 646-277-1230 seth.potter@icrinc.com	Matt Krebsbach Bazaarvoice, Inc. 512-551-6612 matt.krebsbach@bazaarvoice.com

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